UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2016 (January 29, 2016)

Fifth Street Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (203) 681-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Fifth Street Finance Corp. (“FSC”) has been named as a defendant in a putative class action lawsuit filed by a purported FSC stockholder on January 29, 2016, in the Court of Chancery of the State of Delaware. The defendants in the case are Bernard D. Berman, James Castro-Blanco, Ivelin M. Dimitrov, Brian S. Dunn, Richard P. Dutkiewicz, Byron J. Haney, Sandeep K. Khorana, Todd G. Owens, Douglas F. Ray, Fifth Street Management LLC, Fifth Street Asset Management, Inc., FSC and Fifth Street Holdings L.P. The complaint alleges that the defendants breached their fiduciary duties to FSC stockholders by, among other things, perpetuating and failing to terminate FSC’s investment advisory agreement with Fifth Street Management LLC; seeking to have existing board members and management remain in place; and including certain disclosures in FSC’s proxy materials, including, among other things, the effect that termination of the investment advisory agreement would have on FSC’s debt obligations, business, and operations. The complaint seeks, among other things, an injunction preventing FSC and its board of directors from soliciting proxies for the 2016 annual meeting until additional disclosures are made; a declaration that the defendants have breached their fiduciary duties by refusing to terminate the investment advisory agreement and by acting to have the FSC board of directors and Fifth Street Management LLC remain in place; a declaration that any shares repurchased by FSC after the record date of the 2016 annual meeting will not be considered outstanding shares for purposes of the FSC stockholder approvals sought at the annual meeting; and awarding plaintiff costs and disbursements.

FSC believes that, with respect to FSC and the named FSC directors, all of the claims in the above described lawsuit are without merit and intends to vigorously defend against such claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET FINANCE CORP.
Date: February 2, 2016	By:	/s/ Kerry Acocella
Name: Kerry Acocella Title: Chief Compliance Officer